CERTIFICATE OF DESIGNATION
                          OF RIGHTS AND PREFERENCES OF
                       7.5% CONVERTIBLE PREFERRED STOCK OF
                                BIOGENTECH CORP.

The undersigned, Chaslav Radovich hereby certifies that:

     I. He is the duly appointed and acting Chief Executive Officer and Secretary of Biogentech Corp., a Nevada corporation (the "Corporation" or "Company").

     II. The Amended and Restated Articles of Incorporation of the Corporation authorizes the Corporation to issue up to 5,000,000 shares of preferred stock, none of which is presently issued or outstanding. The Corporation has duly authorized the issuance of one thousand (1,000) shares of a series of preferred stock designated 7.5% Convertible Preferred Stock, $0.001 par value per share.

     III. The following is a true and correct copy of resolutions duly adopted by the Board of Directors of the Corporation (the "Board of Directors") on September 24, 2003, pursuant to the Amended and Restated Articles of Incorporation of the Corporation and in accordance with the provisions of the General Corporation Law of the State of Nevada.

RESOLUTIONS

     WHEREAS, the Board of Directors is authorized to provide for the issuance of the shares of preferred stock, and by filing a certificate pursuant to the applicable law of the State of Nevada to establish and issue preferred stock with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and with such qualifications, limitations or restrictions thereon as the Board of Directors may determine.

     WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to designate a new series of preferred stock, designated 7.5% Convertible Preferred Stock, set the number of shares constituting such series and fix the rights, preferences, privileges and restrictions of such series.

     NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, preferences, privileges and restrictions relating to such series as follows:

         1. DESIGNATION, AMOUNT, PAR VALUE, AND RANK. The Company hereby designates the issuance of a series of Preferred Stock to be called the "7.5% Convertible Preferred Stock" (the "Convertible Preferred Stock"). The total number of shares of Convertible Preferred Stock that the Company shall have the authority to issue is 1,000. Each share of Convertible Preferred Stock shall have a par value of $0.001 per share.

         2. VOTING RIGHTS. The holder of each share of the Convertible Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Convertible Preferred Stock could be converted for purposes of determining the shares entitled to vote at any regular, annual or special meeting of shareholders of the Company, and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Company. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Convertible Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

         3. DIVIDEND PROVISIONS. (a) The dividend rate on shares of the Convertible Preferred Stock shall be $75.00 per share per annum. Dividends on shares of the Convertible Preferred Stock shall be fully cumulative, accruing, without interest, from the date of original issuance of the Convertible Preferred Stock through the date of redemption or conversion thereof, and shall be payable in arrears, when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends, on March 31, June 30, September 30 and December 31 of each year, commencing December 31, 2003, except that if such date is not a business day then the dividend shall be payable on the first immediately succeeding business day (as used herein, the term "business day" shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in Dallas, Texas) (each such period being hereinafter referred to as a "Dividend Period"). Each dividend shall be paid to the holders of record of shares of the Convertible Preferred Stock as they appear on the stock register of the Company on the record date, not less than 10 nor more than 60 days preceding the payment date thereof, as shall be fixed by the Board of Directors of the Company. Dividends payable for each Dividend Period shall be computed on the basis of a 360-day year of twelve 30-day months and rounded to the nearest cent. Dividends on account of arrearages for any past Dividend Period may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date, not exceeding 45 days preceding the payment date thereof, as may be fixed by the Board of Directors of the Company. Dividends shall accrue regardless of whether the Company has earnings, whether there are funds legally available therefor and/or whether declared. No interest shall be payable with respect to any dividend payment that may be in arrears. Holders of shares of the Convertible Preferred Stock called for redemption between the close of business on a dividend payment record date and the close of business on the corresponding dividend payment date shall, in lieu of receiving such dividend on the dividend payment date fixed therefor, receive such dividend payment on the date fixed for redemption together with all other accrued and unpaid dividends to the date fixed for redemption. The holders of shares of the Convertible Preferred Stock shall not be entitled to any dividends other than the dividends provided for in this Section 3(a).

         (b) Dividends on the Convertible Preferred Stock shall be paid, at the Company's option and in its sole discretion, (i) in fully paid and nonassessable shares of Common Stock (such dividends paid in kind being herein called "PIK Dividends") or (ii) in cash. PIK Dividends shall be paid by delivering to each record holder of Convertible Preferred Stock a number of shares of Common Stock determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to shares of Convertible Preferred Stock owned by such record holder on the record date for the applicable Dividend Period (rounded to the nearest whole cent) by (y) the Fair Market Value of the Common Stock (as defined below) on the date the Company decides to pay the PIK Dividends in Common Stock. The Company shall not issue fractional shares of Common Stock to which holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Company shall round the number of shares to be issued up to the next whole number. The Fair Market Value of the Common Stock shall be determined according to the following: (i) if the Company is listed on a national exchange or if the Common Stock is qualified for quotation on the Over-the-Counter Bulletin Board, the Fair Market Value of the Common Stock shall be determined by taking the average of the low ask and high bid prices of the Common Stock so quoted on the trading day immediately prior to the dividend payment date; or (ii) if the Company is not listed on a national exchange nor is the Common Stock eligible for quotation on any electronic medium, the Fair Market Value shall be the most recent price at which the Company issued its Common Stock to a non-affiliated purchaser.

         (c) No dividends shall be declared or paid or set apart for payment on any Common Stock for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and set aside for payment for all accrued dividends with respect to the Convertible Preferred Stock through the most recent Dividend Period ending on or prior to the date of payment.

         4. PREFERENCE AS TO LIQUIDATION. (a) In the event of any liquidation, dissolution or winding up of the Company, either voluntary and involuntary, the holders of each share of the Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the Common Stock holders, an amount equal to (i) all declared and unpaid dividends on each such share; plus (ii) an amount per share equal to greater of (A) the original issue price ($1,000), as adjusted for any stock splits, stock dividends, recapitalizations or similar occurrences, as set forth in Section 5(d) herein, plus interest of 7.5% per annum on such original issue price (as adjusted) accumulated, but not compounded, from the date of issuance to the date on which the liquidation preference is paid or (B) the amount that would be receivable if the Convertible Preferred Stock had been converted into Common Stock immediately prior to such liquidation distribution. In the event the assets and funds of the Company are insufficient to pay the entire liquidation preference of the Convertible Preferred Stock, the holders thereof will share ratably in the assets and funds of the Company in proportion to the preferential amount each such holder is otherwise entitled to receive.

         (b) A consolidation or merger of the Company with or into any other corporation or other entity wherein the Company is not the surviving entity or the Company's shareholders do not constitute a majority of the shareholders of the surviving company, or a sale of all or substantially all of the assets of the Company to a company in which the Company's shareholders are not the majority shareholders, shall be deemed to be a liquidation, dissolution or winding up for purposes of this section.

         5.       CONVERSION RIGHTS

         (a) Right to Convert. Each share of Convertible Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $1,000 by the Conversion Price applicable to such share, determined as hereinafter provided, in effect on the date the certificate is surrendered for conversion. The price at which shares of Common Stock shall be deliverable upon conversion of shares of the Convertible Preferred Stock (the "Conversion Price") shall initially be $2.40 per share of Common Stock. Such initial Conversion Price shall be adjusted as hereinafter provided.

         (b) Mechanics of Conversion. Before any holder of Convertible Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates thereof, duly endorsed, at the office of the Company or of any transfer agent for such stock, and shall give written notice to the Company at such office that he elects to convert the same and shall state therein the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Convertible Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of surrender of the shares of Convertible Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

         (c)      Adjustments to Conversion Price for Certain Diluting Issues.
                  -----------------------------------------------------------

                  (i) For purposes of this Section, the following definitions apply:

                           (a) "Options" shall mean rights, options, or warrants
                  to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                           (b) "Original Issue Date" shall mean the date on
                  which a share of Convertible Preferred Stock was first issued.

                           (c) "Convertible Securities" shall mean any evidences
                  of indebtedness, shares (other than Common Stock and Convertible Preferred Stock) or other securities convertible into or exchangeable for Common Stock.

                           (d) "Additional Shares of Common Stock" shall mean
                  all shares of Common Stock issued (or, pursuant to Section 5(c)(iii), deemed to be issued) by the Company after the Original Issue Date, other than shares of Common Stock issued or issuable:

                                    (1)      upon conversion of shares of
                           Convertible Preferred Stock;

                                    (2)      to officers, directors or bona fide
                           employees of, or consultants to, the Company pursuant to stock option or stock purchase plans and reserved for issuance upon exercise of warrants outstanding on the Original Issue Date and for issuance for services, on terms approved by the Board of Directors, but not exceeding 5,000,000 shares of Common Stock (net of any repurchases of such shares), subject to adjustment for all subdivisions and combinations;

                           (3) as a dividend or distribution on Convertible Preferred Stock; or

                           (4) for which adjustment of the Conversion Price is made pursuant to Section 5(d).

                  (ii) No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common Stock unless the consideration per share (determined pursuant to Section 5(c)(v) hereof) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than $1.75.

                  (iii) In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein designed to protect against dilution) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5(c)(v) hereof) of such Additional Shares of Common Stock would be less than $1.75, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                           (a) No further adjustments in the Conversion Price
                  shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                           (b) If such Options or Convertible Securities by
                  their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Company, or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the

                  Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (provided, however, that no such adjustment of the Conversion Price shall effect Common Stock previously issued upon conversion of the Convertible Preferred Stock); and

                           (c) Upon the expiration of any such Options or any
                  rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                    (1) In the case of Convertible Securities or
                           Options for Common Stock the only Additional Shares of Common Stock issued were the share of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                                    (2) In the case of Options for Convertible
                           Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Section 5(c)(viii)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised.

                  (iv) In the event the Company, at any time after the Original Issue Date shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to
         Section 5(c)(iii)) without consideration or for a consideration per share less than $1.75, then and in such event, the Conversion Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Convertible Preferred Stock and all convertible securities had been fully converted into shares of Common Stock and any outstanding warrants, options or other rights for the purchase of shares of stock or convertible securities had been fully exercised (and the resulting securities fully converted into shares of Common Stock, if so convertible) as of such date, but not including any such calculation of additional shares of Common Stock issuable with respect to shares of Convertible Preferred Stock, Convertible Securities, or outstanding options, warrants or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the respective conversion prices (or other conversion ratios) resulting from the issuances of Additional Shares of Common Stock causing such adjustment.

                  (v) For purposes of this Section 5(c), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                           (a)       Cash and property shall:

                                    (1) insofar as it consists of cash, be
                           computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

                                    (2) insofar as it consists of property other
                           than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by, and reflected in a formal resolution of, the Board of Directors; and

                                    (3) in the event Additional Shares of Common
                           Stock are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by, and reflected in a formal resolution of, the Board of Directors.

                           (b) The consideration per share received by the
                  Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5(c)(iii)(c)(1), relating to Options and Convertible Securities, shall be determined by dividing

                                    (1) the total amount, if any, received or
                           receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against dilution) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                    (2) the maximum number of shares of Common
                           Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein designed to protect against the dilution) issuable upon the exercise of such Options or conversion or exchange of such Convertible Securities.

         (d) Adjustments to Conversion Price for Combinations or Subdivisions of Common Stock. In the event that the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock or in any right to acquire Common Stock, or shall effect a subdivision of the outstanding shares of Common Stock into a greater number of shares of Common Stock (by stock split, reclassification or otherwise than by payment of a dividend in Common Stock or in any right to acquire Common Stock), or in the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, then the Conversion Price in effect immediately prior to such event shall, concurrently with the effectiveness of such event, be proportionately decreased or increased, as appropriate. In the event that the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration then the Company shall be deemed to have made a dividend payable in Common Stock in an amount of shares equal to the maximum number of shares issuable upon exercises of such rights to acquire Common Stock.

         (e) Adjustments for Reclassifications and Reorganizations. If the Common Stock issuable upon conversion of the Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for in Section 5(d) above or a merger or other reorganization referred to in Section 4(b) above), the Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted so that the Convertible Preferred Stock shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Convertible Preferred Stock immediately before that change.

         (f) Beneficial Ownership. The Company shall not effect any conversion of the Convertible Preferred Stock, and no person who is a holder of Convertible Preferred Stock shall have the right to convert its Convertible Preferred Stock into Common Stock, to the extent that after giving effect to such conversion, such person (together with such person's affiliates) would beneficially own in excess of 9.99% of the shares of the Common Stock outstanding immediately after giving effect to such conversion. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include, without limitation, the number of shares of Common Stock issuable upon conversion of the Convertible Preferred Stock with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted shares of Convertible Preferred Stock beneficially owned by such person and its affiliates, and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any debentures, convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended. For purposes of this Section 5(f), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company's most recent Form 10-Q, Form 10-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company, or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of any holder of Convertible Preferred Stock, the Company shall within two business days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company by such holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. In effecting the conversion of the Convertible Preferred Stock, the Company shall be entitled to rely on a representation by the holder of such shares of Convertible Preferred Stock as to the number of shares that it beneficially owns for purposes of the above 9.99% limitation calculation.

         6. AMENDMENT. Any term relating to the Convertible Preferred Stock may be amended and the observance of any term relating to the Convertible Preferred Stock may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the vote or written consent of holders of at least fifty-one percent (51%) of all Convertible Preferred Stock then outstanding; provided, however, that in determining whether the holders of the requisite shares of Convertible Preferred Stock have given any vote, consent or other authorization, shares of Convertible Preferred Stock owned by the Company or any subsidiary thereof shall be disregarded and not be deemed to be outstanding. Any amendment or waiver so effected shall be binding upon the Company and all holders of Convertible Preferred Stock.

         7. NO REISSUANCE OF CONVERTIBLE PREFERRED STOCK. No share or shares of Convertible Preferred Stock acquired by the Company by reason of conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue.

         8. RESTRICTIONS AND LIMITATIONS. So long as any shares of Convertible Preferred Stock remain outstanding, the Company shall not, without the vote or written consent by the holders of at least fifty-one percent (51%) of the then outstanding shares of Convertible Preferred Stock:

         (a) Effect any reclassification, recapitalization or other change with respect to any outstanding shares of stock which results in the issuance of shares of stock having any preference or priority as to dividend or redemption rights, liquidation preferences, conversion rights or otherwise, superior to any such preference or priority of the Convertible Preferred Stock, or

         (b) Authorize or issue, or obligate itself to issue, any other equity security senior to the Convertible Preferred Stock as to dividend or redemption rights, liquidation preferences, conversion rights or otherwise, or create any obligation or security convertible into or exchangeable for, or having any option rights to purchase, any such equity security which is senior to the Convertible Preferred Stock, or

         (c) Amend, alter or repeal the preferences, special rights or other powers of the Convertible Preferred Stock, or otherwise amend the Company's Articles of Incorporation, so as to effect adversely the Convertible Preferred Stock.

         For purposes of this Section 8, in determining whether the holders of the requisite shares of Convertible Preferred Stock have given any vote, consent or other authorization, shares of Convertible Preferred Stock owned by the Company or any subsidiary thereof shall be disregarded and not be deemed to be outstanding.

         9. MISCELLANEOUS PROVISIONS. (a) The Company shall not engage in a transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, in order to avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company and will at all times in good faith assist in the carrying out of all the provisions of and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Convertible Preferred Stock against impairment.

         (b) The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Convertible Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Convertible Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Convertible Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite shareholder approval of any necessary amendment to its Articles of Incorporation.

         (c) No fractional share shall be issued upon the conversion of any share or shares of Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common Stock, the Company shall, round the number of shares to be issued upon conversion up to the next whole number.

         (d) Any notice required by the provisions of this Certificate of Designation to be given to the holders of Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Company.

         IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of the Company, has executed this Certificate of Designation this 24th day of September, 2003.


/S/ Chaslav Radovich
------------------------------
Name: Chaslav Radovich
Title:   Chief Executive Officer